Exhibit 99.1
KINDER MORGAN DECLARES $0.25 PER SHARE DIVIDEND AND ANNOUNCES RESULTS FOR SECOND QUARTER OF 2019

Strong Performance in Natural Gas Pipelines Segment;
Major Permian Projects Advance

HOUSTON, July 17, 2019 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.25 per share for the second quarter ($1.00 annualized) payable on August 15, 2019, to common stockholders of record as of the close of business on July 31, 2019. KMI is reporting second quarter net income available to common stockholders of $518 million, compared to a net loss of $180 million in the second quarter of 2018; and distributable cash flow (DCF) of $1,128 million, a 1 percent increase over the second quarter of 2018.
“The dividend we announce today represents a 25 percent increase over the fourth quarter 2018 dividend, as we continue to deliver on the dividend growth plan we outlined two years ago,” said Richard D. Kinder, Executive Chairman.
“During the second quarter, we maintained discipline by continuing to fund growth capital through operating cash flows without accessing capital markets. In addition, Fitch Ratings recognized our strengthened balance sheet as it joined other ratings agencies in upgrading our credit rating. In short, the company had another strong quarter and the future is bright,” said Chief Executive Officer Steve Kean.
“These are exciting times for Kinder Morgan, with booming U.S. natural gas and oil production projected to grow more than 30 percent through 2030,” continued Kean. “Our North American footprint positions us extremely well in both the near and long term as a leading infrastructure provider for those and other essential energy products.”
Kean added, “One of the foundations for our future growth is the fact that our network connects key natural gas supply basins to robust and growing demand points along the Gulf Coast. More than 70 percent of the forecasted U.S. natural gas demand growth between 2018 and 2030 is expected to be in Texas and Louisiana, where we already have significant assets in place and key growth projects in our backlog.”
“Led by the Natural Gas Pipelines segment, our commercial, financial, and operating performance in the second quarter was very strong,” said KMI President Kim Dang. “We generated second quarter earnings per common share of $0.23, compared to an $0.08 loss per common share in the second quarter of 2018. At $0.50 per common share, DCF per share was flat to the second quarter of 2018, with $559 million of excess DCF above our declared dividend.
“We also made excellent progress on our Gulf Coast Express Pipeline project and defeated a court challenge to our Permian Highway Pipeline project. We look forward to completing both of those projects as they are critical to the development of resources in the Permian Basin,” continued Dang.
As noted above, KMI reported second quarter net income available to common stockholders of $518 million, compared to a net loss of $180 million for the second quarter of 2018, and DCF of $1,128 million, up from $1,117 million for the comparable period in 2018. These increases were due to greater contributions from the Natural Gas Pipelines segment and lower financing costs, partially offset by the elimination of the Kinder Morgan Canada business segment following the Trans Mountain sale and lower commodity prices impacting our CO2 segment. Net income also improved year-over-year due to non-cash impairments taken during the second quarter of 2018.
KMI’s project backlog for the second quarter stood at $5.7 billion, $400 million less than the first quarter of 2019, with additions of approximately $400 million in new projects, primarily in the Natural Gas Pipelines segment, offset by approximately $800 million in projects placed in service and other project capital adjustments. Excluding the CO2 segment projects, KMI expects projects in the backlog to generate an average Project EBITDA multiple of approximately 5.6 times.
For the first six months of 2019, KMI reported net income available to common stockholders of $1,074 million, compared to $305 million for the first six months of 2018, and DCF of $2,499 million, up 6 percent from $2,364 million for the comparable period in 2018. Net income for the first six months also improved year-over-year due primarily to the non-cash impairments taken during the second quarter of 2018.

2019 Outlook
For 2019, KMI’s budget contemplates declared dividends of $1.00 per common share, DCF of approximately $5.0 billion ($2.20 per common share) and Adjusted EBITDA of approximately $7.8 billion. Adjusted EBITDA is currently estimated to be slightly below budget, primarily due to the delay in Elba’s in-service date, lower NGL prices impacting the CO2 segment, and the impact of 501-G settlements, partially offset by the strong performance of the West Region natural gas business unit. The 501-G settlements were in-line with KMI’s previous estimates, and the resolution of those matters is a positive outcome, albeit not reflected in the 2019 budget. DCF is expected to be on budget as lower interest expense offsets the slightly lower Adjusted EBITDA. KMI budgeted to invest $3.1 billion in growth projects and contributions to joint ventures during 2019. KMI now expects to be slightly below that amount due to lower capital expenditures in the CO2 segment. KMI expects to use internally generated cash flow to fund the vast majority of its 2019 discretionary spending, without the need to access equity markets. Due to the Adjusted EBITDA impact discussed above, KMI now expects to end 2019 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.6 times.
KMI does not provide budgeted net income available to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) or budgeted metrics derived therefrom (such as the portion of net income attributable to an individual capital project, the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting certain amounts required by GAAP, such as unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s budgeted expectations assume average annual prices for West Texas Intermediate (WTI) crude oil of $60.00 per barrel and Henry Hub natural gas of $3.15 per million British Thermal Units (MMBtu), consistent with forward pricing during the company’s budget process. The vast majority of revenue KMI generates is fee-based and therefore not directly exposed to commodity prices. For 2019, KMI estimates that every $1 per barrel change in the average WTI crude oil price impacts DCF by approximately $9 million, each 1 percent change in the ratio of the weighted-average NGL price per barrel to the WTI crude oil price per barrel impacts DCF by approximately $3 million, and each $0.10 per MMBtu change in the price of natural gas impacts DCF by approximately $1 million. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. Details may be found in the supplemental earnings pages posted on KMI’s website at https://ir.kindermorgan.com/annual-quarterly-reports.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance for the second quarter of 2019 was higher relative to the second quarter of 2018,” said Dang. “The transmission assets saw higher revenue on El Paso Natural Gas (EPNG) due to increases in its base business and expansion-related activity driven by Permian basin demand, partially offset by the negative impact of the 501-G settlement; from Tennessee Gas Pipeline (TGP) due to projects placed in service; and on Kinder Morgan Louisiana Pipeline (KMLP) due to the Sabine Pass Expansion that went into service in December 2018. The segment also benefited from continued growth on its gathering and processing assets in Louisiana and Texas due to increased drilling and production in the Haynesville and Eagle Ford basins, respectively.”
Natural gas transport volumes were up 10 percent compared to the second quarter of 2018, with the largest gains on EPNG and KMLP, followed by Colorado Interstate Gas Pipeline Company (CIG), Wyoming Interstate Company (WIC) and Ruby Pipeline. This constitutes the sixth quarter in a row in which volumes exceeded the previous comparable prior year period by 10 percent or more. EPNG benefited from Permian-related activity and colder weather in California, KMLP’s increase was due to the Sabine Pass Expansion in-service, CIG improved due to increased production in the DJ basin and colder weather, WIC saw higher flows from the DJ and Powder River basins, and Ruby volumes were up due to colder West Coast weather and Pacific Northwest pipeline outages. Natural gas gathering volumes were up 16 percent from the second quarter of 2018 due primarily to higher volumes on the KinderHawk and South Texas Midstream systems. NGL volumes were up 6 percent compared to the second quarter of 2018.
Natural gas is critical to the American economy, to meeting the world’s evolving energy needs, and to cost-effectively achieving greenhouse gas emissions reductions. Independent analysts project that U.S. natural gas demand, including exports to Mexico and net exports of liquefied natural gas (LNG) -- displacing more carbon-intensive fuels -- will increase from 2018 levels by 34 percent to more than 120 Bcf/d by 2030, consistent with KMI’s own internal modeling. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines, and roughly the same percentage holds true for U.S. natural gas exports. Analysts project that future natural gas infrastructure opportunities through 2030 will be driven by greater demand for gas-fired power generation across the country (forecast to increase by 13 percent), net LNG exports (forecast to increase more than five-fold), net exports to Mexico (forecast to rise by 57 percent), and continued industrial development (up 18 percent), particularly in the petrochemical industry.

“The Products Pipelines segment earnings were down slightly compared with the second quarter of 2018 as strong contributions from Kinder Morgan Southeast Terminals, Central Florida Pipeline, Double Eagle Pipeline and the KM Condensate Processing Facility were offset by reduced contributions from KM Crude & Condensate Pipeline (KMCC), due to lower average re-contracted rates, and from SFPP, due primarily to higher operating expenses,” Dang said.
Crude and condensate pipeline volumes were up 2 percent compared to the second quarter of 2018, while total refined products volumes were flat versus the same period in 2018.

“Terminals segment earnings were up this quarter due to an impairment taken in the second quarter of 2018 that was treated as a Certain Item. Segment earnings before Certain Items were down. In the liquids business, which accounts for nearly 80 percent of the segment total, increased contributions from expansion projects placed in service and higher throughput and ancillary contributions were more than offset by reduced volumes as well as off-hire time on our Jones Act tankers caused by Mississippi River closures due to historically high water levels; along with tank lease costs at the Edmonton South Terminal, paid pursuant to a lease agreement with Trans Mountain that became a third-party arrangement due to our sale of Trans Mountain,” said Dang.
Contributions from the Terminals segment’s bulk business were down compared to the second quarter of 2018, on lower volumes across several key commodities, including petroleum coke, steel, and coal.

“The CO2 segment was negatively impacted versus the second quarter of 2018 primarily by lower NGL and crude oil prices. Our weighted average NGL price for the quarter was down $9.30 per barrel, or 28 percent from the second quarter of 2018. Our realized weighted average crude oil price for the quarter was down 14 percent at $49.95 per barrel compared to $58.08 per barrel for the second quarter of 2018, largely driven by our Midland/Cushing basis hedges,” said

Dang. “Second quarter 2019 combined oil production across all of our fields was down 2 percent compared to the same period in 2018 on a net to KMI basis, with an 8 percent increase in Tall Cotton volumes and a 1 percent increase in SACROC volumes, offset by declines at our other assets. CO2 volumes were up 12 percent on a net to KMI basis compared to the second quarter of 2018. McElmo Dome production was up 12 percent over the same period in 2018, while Bravo Dome and Doe Canyon experienced lower production compared to the previous comparable period. Second quarter 2019 net NGL sales volumes of 10.4 thousand barrels per day were up 3 percent compared to the same period in 2018.”

Other News

Natural Gas Pipelines

•
At the end of June, the Travis County District Court dismissed all claims raised against the Permian Highway Pipeline (PHP) project in litigation filed in April that challenged the constitutionality of the condemnation authority granted to PHP and other gas utility companies under Texas law.  The approximately $2 billion project continues to progress and is on schedule to begin construction this fall. PHP is designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha, Texas area to U.S. Gulf Coast and Mexico markets and is expected to be in service in October 2020, pending regulatory approvals. The total 2.1 Bcf/d of capacity, including 0.1 Bcf/d of expansion capacity, is fully subscribed under long-term, binding agreements. In May, Altus Midstream (a gathering, processing and transportation company formed by shipper Apache Corporation) exercised its option to acquire an approximately 26.6 percent equity interest in the project. Kinder Morgan Texas Pipeline (KMTP) and EagleClaw Midstream now also each have an approximately 26.6 percent ownership interest and an affiliate of an anchor shipper has a 20 percent interest. KMTP will build and operate the pipeline.

•
Construction is progressing well on the Gulf Coast Express Pipeline Project (GCX), and it is running slightly ahead of its in-service date of October 1, 2019. The approximately $1.75 billion project is designed to transport about 2.0 Bcf/d of natural gas from the Permian Basin to the Agua Dulce, Texas area, and is fully subscribed under long-term, binding agreements. KMTP owns a 34 percent interest in GCX and will operate the pipeline. Other equity holders include Altus Midstream, DCP Midstream and an affiliate of Targa Resources.

•
KMI is also investing more than $250 million to increase capacity and improve connectivity across its Texas Intrastates pipeline networks to support the distribution of significant incremental volumes as GCX, PHP and other new Permian Basin takeaway projects begin to deliver into the U.S. Gulf Coast and Mexico markets.

•
Although behind schedule, Elba Liquefaction Company (ELC) is in advanced stages of the commissioning and start up process, including LNG production, on the first of ten liquefaction units of the nearly $2 billion Elba Liquefaction project. Work continues in parallel on the remaining nine units. ELC begins receiving approximately 70 percent of the total revenue when the first unit goes in service. The federally approved project at the existing Southern LNG Company facility at Elba Island near Savannah, Georgia, will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. The project is supported by a 20-year contract with Shell. ELC, a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own the liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI.

•
KMI continues to make significant investments, totaling approximately $500 million, to expand its existing natural gas gathering and processing footprint in the Williston Basin. Construction is well underway on a new 150 million cubic feet per day (MMCF/d) cryogenic plant in McKenzie County, North Dakota. The project is on schedule for an estimated in-service date of November 1, 2019. Approximately 275 MMCF/d of gathering capacity is also being created through pipeline and compression additions in the area.

•
TGP has entered into a long-term, binding agreement with Con Edison to provide 110,000 Dth/d of capacity to Con Edison’s distribution system in Westchester County, New York. The approximately $246 million expansion project involves upgrading compression facilities upstream on TGP’s system, with most of the costs to be incurred after TGP receives all required regulatory approvals. Project in-service is expected in November 2023.

•
On June 28, 2019, KMLP filed an application with the Federal Energy Regulatory Commission (FERC) for its approximately $145 million Acadiana Project. This project will provide 945,000 Dth/d of capacity to serve Train 6 at Cheniere’s Sabine Pass LNG Terminal. Subject to regulatory approvals, the Acadiana Project is expected to be placed in service in February 2022.

•
On May 18, 2018, NGPL filed a Certificate Application with the FERC for its Sabine Pass Compression Project. The approximately $68 million project (KMI’s share: $34 million), supported by a long-term take-or-pay contract, will add compression capacity on NGPL’s Louisiana system in order to deliver additional natural gas to the Sabine Pass Liquefaction facility in Cameron Parish. The project is expected to be placed in service in mid-2020 pending appropriate regulatory approvals.

•
On January 18, 2019, NGPL filed a Certificate Application with the FERC for its approximately $52 million Lockridge to Waha Project (KMI’s share: $26 million). This proposed project will enable NGPL to deliver up to 500,000 Dth/d to the Waha Hub with an extension of its Amarillo system, and is supported by long-term take-or-pay contracts. Pending regulatory approvals, the extension is expected to be placed in service in the fourth quarter of 2020.

Products Pipelines

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Starting May 1, 2019, an interim capacity of 21,000 barrels per day (bpd) was made available on the Collins, Mississippi to Greensboro, South Carolina segment of the Roanoke Expansion project. The project is expected to provide service on the Baton Rouge, Louisiana to Collins segment starting September 1, 2019. The full project from Baton Rouge to Roanoke, Virginia is on track to be in service by April 1, 2020. This project will provide approximately 21,000 bpd of incremental refined petroleum products capacity on the

Plantation Pipe Line system from the Baton Rouge and Collins origin points to the Roanoke area, and consists primarily of additional pump capacity and operational storage.

•
KMCC is moving forward with Gray Oak Pipeline (Gray Oak) to provide shippers with long-term crude oil transportation for up to 100,000 bpd from Gray Oak origin points in the Permian Basin to KMCC delivery points at, or near, the Houston Ship Channel. Deliveries from Gray Oak to the Houston Ship Channel would be achieved through a connection in South Texas. Pending the full in-service of Gray Oak, KMCC expects an early service connection to be in operation by the end of 2019.

•
After a successful open season, KMI placed in service the full expansion capacity on a portion of its SFPP system on July 1, 2019. The expansion provides for approximately 7,500 bpd of incremental capacity for the transportation of Mexican-grade gasoline and diesel from El Paso, Texas to SFPP’s Annex Terminal in Tucson, Arizona. The additional capacity is being provided through expanded pump capability and pipe reconfiguration.

•
On June 28, 2019, KMI’s Hiland Crude system and Tallgrass Energy’s (TGE) Pony Express Pipeline launched a binding joint tariff open season to solicit interest from potential shippers in making joint tariff movements from Bakken origin points to Cushing, Oklahoma. Based on the level of interest received during this open season, KMI and TGE will evaluate expansion opportunities on their respective systems. The Hiland Crude system is currently capable of moving approximately 88,000 bpd from Bakken origin points to Guernsey, Wyoming.

Terminals

•
All material permits have been secured and construction activities have begun on the distillate storage expansion project at the Kinder Morgan Canada Limited (KML) Vancouver Wharves terminal in North Vancouver, British Columbia. The C$43 million capital project, which calls for the construction of two new distillate tanks with combined storage capacity of 200,000 barrels and enhancements to the railcar unloading capabilities, is supported by a 20-year initial term, take-or-pay contract with an affiliate of a large, international integrated energy company. The project is expected to be placed in service late first quarter of 2021.

CO2

•
The SACROC field continues to exceed expectations, surpassing KMI’s production budget for the second quarter. This continued production is due to KMI’s on-going success in exploiting the transition zone.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Our mission is to provide energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of people, communities and businesses. Our vision is delivering energy to improve lives and create a better world. We own an interest in or operate approximately 84,000 miles of pipelines and 157 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, July 17, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings. A printer-friendly copy of this earnings release and supplemental earnings information are available under the “Earnings Releases” tab in the “Annual and Quarterly Reports” section of our investor website, which can be accessed via the following link: https://ir.kindermorgan.com/annual-quarterly-reports.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings, Adjusted Earnings per common share, Net Debt, Adjusted Net Debt and Project EBITDA are presented herein.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP measures may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP performance measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.
Certain Items as used to calculate our non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses).
DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per common share is DCF divided by average outstanding common shares, including restricted stock awards that participate in dividends.

Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.
Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, net income attributable to noncontrolling interests further adjusted for KML noncontrolling interests, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables. Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income.
Adjusted Earnings is net income available to common stockholders before Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Basic Earnings Per Common Share.
Net Debt and Adjusted Net Debt, as used in this news release, are non-GAAP financial measures that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P., (iii) debt fair value adjustments, (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps and (v) 50% of the outstanding KML preferred equity.  Adjusted Net Debt is Net Debt with the cash component as of December 31, 2018, reduced by the amount of cash distributed to KML’s restricted voting shareholders as a return of capital on January 3, 2019, and increased by the net of the gain realized on settlement of net investment hedges of our foreign current risk with respect to our share of the KML return of capital on January 3, 2019.  We believe the most comparable measure to Net Debt and Adjusted Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets page.
Project EBITDA, as used in this news release, is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for joint venture projects, our percentage share of the foregoing. Management uses Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2018 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018		2019	2018

Revenues	$3,214	$3,428		$6,643	$6,846

Operating costs, expenses and other
Costs of sales	777	1,068		1,725	2,087
Operations and maintenance	646	617		1,244	1,236
Depreciation, depletion and amortization	579	571		1,172	1,141
General and administrative	148	164		302	337
Taxes, other than income taxes	103	85		221	173
(Gain) loss on impairments and divestitures, net	(10)	653		(10)	653
Other income, net	(2)	(2)		(2)	(2)
Total operating costs, expenses and other	2,241	3,156		4,652	5,625

Operating income	973	272		1,991	1,221

Other income (expense)
Earnings from equity investments	161	58		353	278
Amortization of excess cost of equity investments	(19)	(24)		(40)	(56)
Interest, net	(452)	(516)		(912)	(983)
Other, net	13	34		23	70

Income (loss) before income taxes	676	(176)		1,415	530

Income tax (expense) benefit	(148)	46		(320)	(118)

Net income (loss)	528	(130)		1,095	412

Net income attributable to noncontrolling interests	(10)	(11)		(21)	(29)

Net income (loss) attributable to Kinder Morgan, Inc.	518	(141)		1,074	383

Preferred stock dividends	—	(39)		—	(78)

Net income (loss) available to common stockholders	$518	$(180)		$1,074	$305

Class P Shares
Basic and diluted earnings (loss) per common share	$0.23	$(0.08)		$0.47	$0.14

Basic and diluted weighted average common shares outstanding	2,262	2,204		2,262	2,206

Declared dividends per common share	$0.25	$0.20		$0.50	$0.40

Adjusted earnings per common share (1)	$0.22	$0.21		$0.47	$0.43

Segment EBDA (2)			% change			% change
Natural Gas Pipelines	$1,088	$310	251%	$2,291	$1,438	59%
Products Pipelines	307	321	(4)%	583	587	(1)%
Terminals	290	275	5%	589	571	3%
CO2	196	157	25%	394	356	11%
Kinder Morgan Canada	—	46	(100)%	(2)	92	(102)%
Total Segment EBDA	$1,881	$1,109	70%	$3,855	$3,044	27%

Notes
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted earnings (loss) per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net income (loss) available to common stockholders to adjusted earnings.

(2)
For segment reporting purposes, effective January 1, 2019, certain assets were transferred between our business segments. As a result, three and six months ended June 30, 2018 amounts have been reclassified to conform to the current presentation. The reclassified amounts were not material.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% change	2019	2018	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$1,071	$998	7%	$2,272	$2,072	10%
Products Pipelines	307	320	(4)%	600	617	(3)%
Terminals	290	309	(6)%	589	606	(3)%
CO2	184	221	(17)%	373	458	(19)%
Kinder Morgan Canada	—	46	(100)%	—	92	(100)%
Subtotal	1,852	1,894	(2)%	3,834	3,845	—%

DD&A and amortization of excess cost of equity investments	(598)	(595)		(1,212)	(1,197)
General and administrative and corporate charges (1) (2)	(152)	(160)		(310)	(324)
Interest, net (1)	(455)	(477)		(913)	(949)
Subtotal	647	662		1,399	1,375

Book taxes (1)	(143)	(145)		(313)	(312)
Certain items
Fair value amortization	7	9		15	20
Legal and environmental reserves	—	—		—	(37)
Change in fair market value of derivative contracts (3)	18	(103)		8	(143)
Gain (loss) on impairments and divestitures, net	7	(790)		5	(790)
Hurricane recoveries, net	—	27		—	24
Refund and reserve adjustment of taxes, other than income taxes	—	21		(17)	39
Other	(3)	(2)		5	(2)
Noncontrolling interests associated with certain items	1	8		1	8
Book tax certain items	(5)	191		(7)	194
Impact of 2017 Tax Cuts and Jobs Act	—	—		—	44
Total certain items	25	(639)		10	(643)

Net income attributable to noncontrolling interests before certain items	(11)	(19)		(22)	(37)

Preferred stock dividends	—	(39)		—	(78)
Net income (loss) available to common stockholders	$518	$(180)		$1,074	$305

Net income (loss) available to common stockholders	$518	$(180)		$1,074	$305
Total certain items	(25)	639		(10)	643
Adjusted earnings	493	459		1,064	948
DD&A and amortization of excess cost of equity investments (4)	691	684		1,399	1,374
Total book taxes (5)	162	159		357	343
Cash taxes (6)	(51)	(33)		(64)	(46)
Other items (7)	22	11		47	22
Sustaining capital expenditures (8)	(189)	(163)		(304)	(277)
DCF	$1,128	$1,117		$2,499	$2,364

Weighted average common shares outstanding for dividends (9)	2,275	2,214		2,275	2,216

DCF per common share	$0.50	$0.50		$1.10	$1.07
Declared dividends per common share	$0.25	$0.20		$0.50	$0.40

Adjusted EBITDA (10)	$1,817	$1,847	(2)%	$3,764	$3,749	—%

Notes ($ million)
(1)
Excludes certain items:
2Q 2019 - Natural Gas Pipelines $17, CO2 $12, general and administrative and corporate charges $(3), interest expense $3, book tax $(5), noncontrolling interests $1.
2Q 2018 - Natural Gas Pipelines $(688), Products Pipelines $1, Terminals $(34), CO2 $(64), general and administrative and corporate charges $(14), interest expense $(39), book tax $191, noncontrolling interests $8.
YTD 2019 - Natural Gas Pipelines $19, Products Pipelines $(17), CO2 $21, Kinder Morgan Canada $(2), general and administrative and corporate charges $(6), interest expense $1, book tax $(7), noncontrolling interests $1.
YTD 2018 - Natural Gas Pipelines $(634), Products Pipelines $(30), Terminals $(35), CO2 $(102), general and administrative and corporate charges $(10), interest expense $(34), book tax $194, noncontrolling interests $8.

(2)	Includes corporate charges (benefit): 2Q 2019 - $7 2Q 2018 - $10 YTD 2019 - $14 YTD 2018 - $(3)
(3)	Gains or losses are reflected in our DCF when realized.
(4)
Includes KMI's share of equity investees' DD&A, net of the noncontrolling interests' portion of KML DD&A and consolidating joint venture partners' share of DD&A:
2Q 2019 - $93
2Q 2018 - $89
YTD 2019 - $187
YTD 2018 - $177

(5)
Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book taxes, net of the noncontrolling interests' portion of KML book taxes:
2Q 2019 - $19
2Q 2018 - $14
YTD 2019 - $44
YTD 2018 - $31

(6)	Includes KMI's share of taxable equity investees' cash taxes: 2Q 2019 - $(34) 2Q 2018 - $(28) YTD 2019 - $(34) YTD 2018 - $(38)
(7)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(8)	Includes KMI's share of equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back): 2Q 2019 - $(31) 2Q 2018 - $(24) YTD 2019 - $(50) YTD 2018 - $(40)
(9)	Includes restricted stock awards that participate in common share dividends.
(10)	Net income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

		Three Months Ended June 30,		Six Months Ended June 30,
		2019	2018	2019	2018
	Net income (loss)	$528	$(130)	$1,095	$412
	Total certain items	(25)	639	(10)	643
	Net (income) loss attributable to noncontrolling interests (11)	(1)	4	(4)	1
	DD&A and amortization of excess cost of equity investments (4) (12)	696	693	1,409	1,392
	Book taxes (5) (12)	164	164	361	352
	Interest, net (1)	455	477	913	949
	Adjusted EBITDA	$1,817	$1,847	$3,764	$3,749

(11)	Excludes KML noncontrolling interests before certain items: 2Q 2019 - $9 2Q 2018 - $15 YTD 2019 - $17 YTD 2018 - $30
(12)
Includes the noncontrolling interests associated with KML before certain items:
2Q 2019 - DD&A $5; Book taxes $2
2Q 2018 - DD&A $9; Book taxes $5
YTD 2019 - DD&A $10 ; Book taxes $4
YTD 2018 - DD&A $18; Book taxes $9

Volume Highlights (historical pro forma for acquired and divested assets) (JV volumes reported at KMI share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Natural Gas Pipelines
Transport Volumes (BBtu/d)	34,790	31,704	35,413	31,913
Sales Volumes (BBtu/d)	2,323	2,445	2,327	2,468
Gas Gathering Volumes (BBtu/d)	3,323	2,871	3,312	2,801
NGLs (MBbl/d) (1)	128	121	124	119

Products Pipelines (MBbl/d)
Gasoline (2)	1,090	1,083	1,035	1,031
Diesel Fuel	379	384	358	363
Jet Fuel	303	305	298	297
Total Refined Product Volumes	1,772	1,772	1,691	1,691
Crude and Condensate (3)	651	639	647	616
Total Delivery Volumes (MBbl/d)	2,423	2,411	2,338	2,307

Terminals
Liquids Leasable Capacity (MMBbl)	88.9	87.7	88.9	87.7
Liquids Utilization %	93.3%	93.0%	93.3%	93.0%
Bulk Transload Tonnage (MMtons)	15.1	16.9	29.8	31.3

CO2
Sacroc Oil Production	24.44	24.29	24.44	24.45
Yates Oil Production	7.26	7.43	7.26	7.57
Katz and Goldsmith Oil Production	3.85	4.71	3.98	4.96
Tall Cotton Oil Production	2.37	2.19	2.49	2.14
Total Oil Production - Net (MBbl/d)	37.92	38.62	38.17	39.12
NGL Sales Volumes - Net (MBbl/d)	10.36	10.06	10.23	10.11
CO2 Production - Net (Bcf/d)	0.61	0.55	0.62	0.57
Realized Weighted Average Oil Price per Bbl	$49.95	$58.08	$49.31	$58.90
Realized Weighted Average NGL Price per Bbl	$23.58	$32.88	$24.75	$31.64

Notes
(1)	All periods reflect January 1, 2019 transfer of certain assets and includes Cochin, Utopia, and Cypress.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	All periods reflect January 1, 2019 transfer of certain assets and includes KMCC, Camino Real Crude, Double Eagle, Hiland Crude Gathering, and Double H.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$213	$3,280
Other current assets	2,087	2,442
Property, plant and equipment, net	37,840	37,897
Investments	8,124	7,481
Goodwill	21,964	21,965
Deferred charges and other assets	6,467	5,801
TOTAL ASSETS	$76,695	$78,866

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$3,054	$3,388
Other current liabilities	2,605	4,169
Long-term debt	31,848	33,105
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,057	731
Other	2,772	2,176
Total liabilities	41,436	43,669

Redeemable Noncontrolling Interest	775	666

Shareholders' Equity
Other shareholders' equity	34,086	34,008
Accumulated other comprehensive loss	(448)	(330)
KMI equity	33,638	33,678
Noncontrolling interests	846	853
Total shareholders' equity	34,484	34,531
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$76,695	$78,866

Net Debt (1)	$34,840	$33,352
Adjusted Net Debt (2)	34,840	34,151

	Adjusted EBITDA Twelve Months Ended
	June 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2019	2018
Net income	$2,602	$1,919
Total certain items	(151)	501
Net income attributable to noncontrolling interests (3)	(258)	(252)
DD&A and amortization of excess cost of equity investments (4)	2,799	2,782
Income tax expense before certain items (5)	735	727
Interest, net before certain items	1,855	1,891
Adjusted EBITDA	$7,582	$7,568

Net Debt to Adjusted EBITDA	4.6	4.4
Adjusted Net Debt to Adjusted EBITDA	4.6	4.5

Notes
(1)
Amounts include 50% of KML preferred shares, which is included in noncontrolling interests, of $215 million. Amounts exclude: (i) the preferred interest in general partner of KMP; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $64 million and $76 million as of June 30, 2019 and December 31, 2018, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)
In addition to the items described in (1), the December 31, 2018 cash component was (i) reduced by $890 million, representing the portion of cash KML distributed to KML restricted voting shareholders on January 3, 2019 as a return of capital; and (ii) increased by $91 million, representing the unrecognized gain as of December 31, 2018 on net investment hedges which hedged our exposure to foreign currency risk associated with a substantial portion of our share of the proceeds from the sale of TMPL, TMEP and related assets.

(3)	2019 and 2018 amounts exclude KML noncontrolling interests before certain items of $45 million and $58 million, respectively.
(4)	2019 and 2018 amounts include KMI's share of certain equity investees' DD&A of $393 million and $390 million, respectively.
(5)	2019 and 2018 amounts include KMI's share of taxable equity investees' book taxes before certain items of $90 million and $82 million, respectively.